Exhibit 3.1

AMENDMENT
TO

AMENDED AND RESTATED BYLAWS

OF

DIGITAL BRANDS GROUP, INC.

a Delaware corporation

The Bylaws of Digital Brands Group, Inc., a Delaware corporation (the “Company”), as amended and restated and as amended and in effect on the date hereof (as amended, the “Bylaws”), are hereby amended as follows:

1.       The first sentence of Section 1.10 of Article I of the Bylaws of the Company is hereby amended and restated in its entirety to read in its entirety as follows:

“When a quorum is present at any meeting, all elections of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, except when a different vote is required by express provision of law, the Certificate of Incorporation, these Bylaws, or the rules and regulations of any stock exchange applicable to the Company.”

2.       Article I of the Bylaws of the Company is hereby amended to include the Section 1.14 as follows:

“1.14     Advance Notice of Stockholder Nominations and Proposals. (i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (B) otherwise properly brought before the meeting by or at the direction of the board of directors, or (C) otherwise properly brought before the meeting by a stockholder who is a stockholder of record at the time the notice provided for in this Section 1.14 and who is entitled to vote at the meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, in advance of the anniversary of the previous year’s annual meeting of stockholders; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date of the prior year’s meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of (x) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and (y) ten (10) calendar days following the date on which public announcement (as defined below) of the date of the meeting is first made by the corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of the corporation that are beneficially owned by the stockholder, (d) any material interest of the stockholder in such business, (e) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in the stockholder’s capacity as a proponent to a stockholder proposal, and (f) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such business. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (i). The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (i), and, if the chairperson should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

(ii) Only persons who are nominated in accordance with the procedures set forth in this paragraph (ii) shall be eligible for election as directors. Nominations of persons for election to the board of directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (ii). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the secretary of the corporation in accordance with the provisions of paragraph (i) of this Section 1.14. Such stockholder’s notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), (F) a written statement of such person that such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the board of directors, in accordance with the corporation’s Corporate Governance Guidelines, and (G) such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation, including information relevant to a determination whether such proposed nominee can be considered an independent director; and (b) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (i) of this Section 1.14. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (ii). The chairperson of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

A “public announcement” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission.

This Section 1.14 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the corporation of his or her intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the 1934 Act and such proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such meeting.

These provisions shall not prevent the consideration and approval or disapproval at an annual meeting of reports of officers, directors and committees of the board of directors, but in connection therewith no new business shall be acted upon at any such meeting unless stated, filed and received as herein provided. Notwithstanding anything in these Bylaws to the contrary, no business brought before a meeting by a stockholder shall be conducted at an annual meeting.”

3.            Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

OFFICER’S CERTIFICATE

I, the undersigned, do hereby certify:

(1)  that I am the duly elected and acting Chief Executive Officer of Digital Brands Group, Inc., a Delaware corporation (the “Corporation”); and

(2)  that the foregoing amendment to the Corporation’s Bylaws, constituting three (3) pages, has been duly adopted by the Board of Directors of the Corporation in accordance with the Bylaws.

IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 12th day of August 2022.

/s/ John Hilburn Davis IV
John Hilburn Davis IV
Chief Executive Officer